                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                  ECOLAB INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

   [LOGO]
                                                                     ECOLAB INC.
--------------------------------------------------------------------------------
Ecolab Center
370 N. Wabasha Street
St. Paul, Minnesota 55102
612/293-2233

                                                                  March 30, 1998

DEAR FELLOW STOCKHOLDER:

You are cordially invited to join us for our Annual Meeting of Stockholders, to be held at 10:00 a.m. on Friday, May 8, 1998, at The Culinary Institute of America at Greystone, 2555 Main Street, St. Helena, California 94574. The Notice of Annual Meeting and the Proxy Statement that follow describe the business to be conducted at the meeting. We urge you to read both carefully.

The meeting will be held in the "Ecolab Theater" at The Culinary Institute of America. Ecolab is a proud benefactor of the Institute, which is dedicated to providing professional culinary arts and science education in support of the foodservice and hospitality industry. A map for The Culinary Institute is located on the last page of the Proxy Statement.

We hope you plan to attend the meeting. However, if you will not be able to join us, we encourage you to exercise your right as a stockholder and vote. Please sign, date and promptly return the accompanying proxy card, or make use of our new telephone voting service.

Sincerely,

/s/ ALLAN L. SCHUMAN                      /s/ MICHAEL E. SHANNON
Allan L. Schuman                          Michael E. Shannon
President and Chief Executive Officer     Chairman of the Board

        YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE
              ACCOMPANYING PROXY, OR USE THE TELEPHONE
                                         VOTING SYSTEM.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 8, 1998

TO THE STOCKHOLDERS OF ECOLAB INC.:

The Annual Meeting of Stockholders of Ecolab Inc. will be held on Friday, May 8, 1998, at 10:00 a.m. at The Culinary Institute of America at Greystone, St. Helena, California, for the following purposes (which are more fully explained in the Proxy Statement):

    (1) To elect four Class III Directors to a term to end at the third subsequent annual meeting.

    (2) To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the current year ending December 31, 1998.

    (3) To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 17, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting, please complete and return the accompanying proxy in the enclosed envelope. Or, you may vote by telephone. If you attend the meeting, you may vote your shares in person even though you have previously returned your proxy by mail or telephone.

                                          By Order of the Board of Directors

                                          KENNETH A. IVERSON,
                                          Vice President and Secretary

March 30, 1998

                                  ECOLAB INC.
        Ecolab Center, 370 N. Wabasha Street, St. Paul, Minnesota 55102

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 8, 1998

This Proxy Statement, which is first being mailed to stockholders on or about March 30, 1998, is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Ecolab Inc., a Delaware corporation (hereinafter called the "Company"), from holders of Common Stock of the Company, to be voted at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, May 8, 1998, and at any adjournment thereof.

Holders of Common Stock of record at the close of business on March 17, 1998, will be entitled to vote at the meeting and any adjournment thereof. At that time, the Company had outstanding and entitled to vote 128,827,676 shares of Common Stock. Each of such shares is entitled to one vote on each matter presented at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, is required for a quorum for the transaction of business. Shares represented by a proxy with instructions to abstain and any shares represented by a limited proxy (i.e., a broker non-vote) will be counted in determining whether a quorum is present.

If the stockholder is a participant in the Company's Dividend Reinvestment Plan or a participant in the Company's Employee Stock Purchase Plan, the proxy represents the number of shares held on account of the participant in those plans as well as shares held of record by the participant. With respect to participants and beneficiaries of the Company's defined contribution 401(k) Savings Plan, the proxy also serves as the voting instruction card to the plan trustee and represents the stockholder's proportional interest in shares of Common Stock beneficially held by the trustee.

Stockholders described in the two immediately preceding paragraphs may vote (or in the case of participants and beneficiaries of the Company's defined contribution 401(k) Savings Plan, instruct the trustee) by telephone using the telephone number indicated on the proxy card. Stockholders who own their shares through a bank or broker can vote by telephone if that choice is offered by the bank or broker.

Proxies in proper form received by the time of the meeting will be voted as specified. A stockholder giving a proxy may revoke it at any time before it is exercised by submitting a written revocation to the Secretary of the Company, submitting a subsequently dated proxy, voting by telephone at a later time, or by attending the meeting and voting in person.

The Company will bear the cost of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks or other nominees for forwarding proxy material to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. The Company has retained Georgeson & Company Inc., Wall Street Plaza, New York, NY 10005, to aid in the solicitation of proxies for a fee of $8,000 plus expenses. Proxies may also be solicited by certain directors, officers and employees of the Company without extra compensation.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to entities which have reported to the Securities and Exchange Commission ("SEC") or have advised the Company that they are a "beneficial owner," as defined by the SEC rules and regulations, of more than five percent of the Company's outstanding Common Stock.

                                           AMOUNT AND
                                            NATURE OF
                  NAME AND ADDRESS         BENEFICIAL     PERCENT OF
 CLASS          OF BENEFICIAL OWNER         OWNERSHIP      CLASS(1)
 Common     Henkel KGaA                    16,575,512(2)       12.9%
            Henkelstrasse 67
            Postfach 1100
            40191 Dusseldorf 13
            Germany
 Common     HC Investments, Inc.           14,666,664(3)       11.4%
            1105 North Market Street
            Suite 1300
            Wilmington, DE 19899

(1) The percent of class is based on the number of voting shares outstanding as of March 17, 1998.

(2) Henkel KGaA is a partnership limited by shares organized under the laws of Germany. The Company understands that the majority of the voting stock of Henkel KGaA is controlled by members of the Henkel family. Voting shares of the Company beneficially owned by Henkel KGaA are subject to an agreement containing certain restrictions pertaining to, among other things, maximum shareholding, transfer and voting rights. For a description of the agreement, see the information found at page 20 hereof under the heading "Stockholder Agreement."

(3) HC Investments, Inc., a Delaware corporation, is an indirect, wholly-owned subsidiary of Henkel KGaA. Voting shares of the Company beneficially owned by HC Investments, Inc. are bound by the terms of the agreement between the Company and Henkel KGaA, as described at page 20 hereof.

                        SECURITY OWNERSHIP OF MANAGEMENT

In general, "beneficial ownership" includes those shares of Common Stock which a director or officer has the power to vote or transfer, as well as stock options that are exercisable currently or within 60 days. On March 2, 1998, the executive officers and directors of the Company owned, in the aggregate, 3,275,793 shares of Common Stock which is approximately 2.5 percent of shares outstanding. (As required by SEC disclosure rules, "shares outstanding" for this purpose includes options exercisable within 60 days.) The detail of beneficial ownership is set forth in the following table. No individual executive officer or director beneficially owned in excess of one percent of the outstanding stock.

Non-employee directors also have interests in stock units under the Company's 1997 Non-Employee Director Deferred Compensation Plan which was approved by the Stockholders in May, 1997. The stock units are Common Stock equivalents. The stock units are credited to a deferred stock unit account and will be paid in the form of Common Stock when a director leaves the Board. Although the stock units may not be voted or transferred, they are shown in the table below because they represent part of the total economic interest of the directors in Company stock.

                                                         AMOUNT AND
                                                         NATURE OF
                                                         BENEFICIAL       STOCK
           NAME OF BENEFICIAL OWNER                      OWNERSHIP        UNITS      TOTAL
            Allan L. Schuman                            1,038,051(1)(2)         0   1,038,051
            Michael E. Shannon                            688,937(1)(2 (3)         0    688,937
            John P. Spooner                               103,084(1)(2)         0     103,084
            James L. McCarty                              104,783(1)(2)         0     104,783
            Gerald K. Carlson                             346,365(1)(2)         0     346,365
            Leslie S. Biller                               10,000             687      10,687
            Ruth S. Block                                  32,310(2)        8,482      40,792
            James J. Howard                                29,112(2)        4,221      33,333
            Joel W. Johnson                                 9,158(2)        1,916      11,074
            Jerry W. Levin                                 24,832(2)        2,892      27,724
            Reuben F. Richards                             33,912(2)        9,616      43,528
            Richard L. Schall                              37,912(2)       15,350      53,262
            Roland Schulz                                  27,446(2)        2,341      29,787
            Philip L. Smith                                30,312(2)          274      30,586
            Hugo Uyterhoeven                               23,171(2)        4,485      27,656
            Albrecht Woeste                                28,397(2)        3,982      32,379
            Current Directors and Executive Officers
            as a Group (23 persons)                     3,275,793(4)

(1) Includes the following shares held by officers in the Ecolab Savings Plan as of the last Plan report: Mr. Schuman, 11,323; Mr. Shannon, 35,321; Mr. Spooner, 1,328; Mr. McCarty, 40,306; and Mr. Carlson, 10,271.

(2) Includes the following shares which could be purchased under Company-granted stock options within 60 days from March 2, 1998: Mr. Schuman, 732,700; Mr. Shannon, 412,980; Mr. Spooner, 80,000; Mr. McCarty, 44,348; Mr. Carlson, 236,248; Ms. Block, 23,200; Mr. Howard, 18,400; Mr.
    Johnson, 8,000; Mr. Levin, 15,200; Mr. Richards, 15,200; Mr. Schall, 23,200;
    Mr. Schulz, 13,600; Mr. Smith, 21,600; Mr. Uyterhoeven, 16,800; Mr. Woeste, 16,800.

(3)  Includes 58,868 shares held by Mr. Shannon's wife.

(4) Includes 60,068 shares held by or on behalf of family members of directors and executive officers, 153,058 shares held for executive officers in Company-sponsored employee benefit plans as of the last plan reports, 2,159,326 shares to which these persons have the right to acquire beneficial ownership within 60 days of March 2, 1998, by the exercise of Company-granted stock options and 167,380 shares held by executive officers under Company-granted restricted stock awards which are subject to events of forfeiture.

                             ELECTION OF DIRECTORS

The business and affairs of the Company are managed under the overall direction of the Board of Directors. To assist it in carrying out its duties, the Board has delegated certain authority to four standing committees: Audit, Compensation, Finance and Governance.

There were four meetings of the Board of Directors during the year ended December 31, 1997. Each director attended at least 75 percent of Board and Committee meetings. Overall attendance at Board and Committee meetings was 95 percent.

The Audit Committee, currently comprised of Messrs. Biller, Richards, Schall (Chairman), Uyterhoeven and Woeste, met four times during the past year. The Committee, which is comprised entirely of independent directors, assists the Board of Directors in overseeing management's discharge of its duties for the preparation of interim and annual financial statements and for maintaining financial control of operations. Principal responsibilities include
(a) oversight of the accuracy of public financial reports, including review of the plan and scope of the annual audit, the results of the audit and the independence of the independent accountants, (b) providing oversight assurance that the Company has an effective system of internal controls and (c) providing oversight assurance that the Company has effective controls against employee conflict of interest and fraud and reasonably complies with related laws. The Committee also recommends to the Board of Directors with regard to the retention of the Company's independent accountants. In addition, the Committee assists the Board of Directors in overseeing the accounting controls and policies and reporting practices of the Henkel-Ecolab Joint Venture, an entity described at page 19 hereof under the heading "Certain Transactions" and whose financial statements are filed as a part of the Company's Annual Report on Form 10-K. The Committee meets regularly with the Company's management and internal auditors, and with the Company's independent accountants.

The Compensation Committee, currently comprised of Ms. Block and Messrs. Howard, Johnson, Levin and Smith (Chairman), met four times during the past year. The Committee is comprised entirely of independent directors. The principal functions of this Committee are to review and approve (a) the Company's overall compensation policy and executive salary plan, (b) the base salary of the five most highly compensated and certain other executive officers, and (c) the design, amendment, establishment and termination of the Company's employee benefit plans and related trusts. The Committee also administers the Company's stock and cash-based incentive plans for executives, and makes recommendations to the Board with respect to (a) the base salary and other compensation of officers of the Company who also serve as directors, and (b) the design and establishment of long-term executive compensation and executive benefit plans. To assist the Committee in the design and review of executive compensation programs, the Board has selected and retained an independent compensation consultant who reports directly to the Committee. A report by the Committee on executive compensation is located on pages 11 through 13 hereof.

The Finance Committee, currently comprised of Ms. Block and Messrs. Johnson, Richards (Chairman), Schall, Schulz, Shannon and Uyterhoeven, met four times during the past year. The principal functions of this Committee are to review and make recommendations to the Board concerning (a) the financial condition, financial policies and standards, and long-range financial objectives of the Company, (b) the Company's financing requirements, including the evaluation of management's proposals concerning funding vehicles to meet such requirements,
(c) debt limits, (d) dividends, (e) the Company's capital expenditures budget,
(f) adequacy of insurance coverage and (g) the financial structure and policies of the Henkel-Ecolab Joint Venture with particular attention to their impact on the financial condition of the Company. The Committee also evaluates acquisitions and divestitures of businesses from a financial standpoint. The Committee oversees a management committee which is charged with monitoring the performance of trust assets held in the Company's benefit plans.

The Governance Committee, currently comprised of Messrs. Biller, Howard (Chairman), Levin, Schuman, Smith and Woeste, met three times during the past year. The Governance Committee (a) reviews and recommends to the Board policies for the composition of the Board, (b) identifies, interviews, evaluates and recommends to the Board prospective director nominees, (c) reviews and makes recommendations to the Board with regard to compensation for Board service, (d) reviews and recommends to the Board changes in the Company's Certificate of Incorporation and By-Laws, (e) reviews and recommends to the Board with respect to Board organization, management succession and corporate governance issues, social responsibility and the Company's environmental practices, (f) leads the Board's Chief Executive Officer evaluation and Board effectiveness review processes, and (g) undertakes projects which do not fall within the jurisdiction of other committees of the Board. Recommendations by stockholders of potential director nominees may be directed to the Governance Committee in care of the Secretary of the Company, at the Company address located at the top of page 1.

Under the Company's Restated Certificate of Incorporation, the number of directors is determined exclusively by the Board. Currently, the Board has fixed the number of directors at 13.

Pursuant to the agreement between the Company and Henkel KGaA described at page 20 hereof under the heading "Stockholder Agreement," Henkel is entitled to designate a number of persons to be nominated for election to the Company's Board of Directors proportionate to Henkel's shareholding in the Company rounded to the nearest whole number. As of March 17, 1998, Henkel beneficially owned approximately 24.3% of the Company's outstanding Common Stock and was accordingly entitled to designate three directors. Messrs. Roland Schulz, Hugo Uyterhoeven and Albrecht Woeste have been appointed or elected to the Board pursuant to designation by Henkel.

The Board of Directors is divided into three classes. The members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years.

The term of Class III Directors expires with this Annual Meeting of Stockholders. Messrs. Johnson, Smith, Uyterhoeven and Woeste are the nominees for election to the Board as Class III Directors and all have previously served as directors of the Company. Class III Directors being elected at the current Annual Meeting will serve until the 2001 Annual Meeting expected to be held in the Spring of 2001, or until their successors have been duly elected and qualified. The directors of Classes I and II will continue in office. The Board of Directors has no reason to believe that any of the named nominees is not available or will not serve if elected.

The directors shall be elected by a plurality of the votes cast. The four director nominees receiving the highest vote totals will be elected. Shares represented by proxy which contain instructions to "withhold" voting authority on one or more nominees will not affect the election of nominees receiving a plurality of the votes cast. It is intended that proxies solicited by the Board of Directors will (unless otherwise directed) be voted for the election of the four nominees named in this Proxy Statement. If, for any reason, any nominee becomes unavailable for election, the proxies solicited by the Board of Directors will be voted for such substituted nominee as is selected by the Board of Directors, or the Board of Directors, at its option, may reduce the number of directors to constitute the entire Board.

The following information with regard to business experience has been furnished by the respective directors or nominees or obtained from the records of the Company.

--------------------------------------------------------------------------------

          NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS -- CLASS III
                            (FOR A TERM ENDING 2001)

--------------------------------------------------------------------------------

                  JOEL W. JOHNSON, age 54.
    [PHOTO] Chairman of the Board, President and Chief Executive Officer of Hormel Foods Corporation, a processor and marketer of meat and food products. Director of Ecolab since 1996. Member of the Compensation Committee and Finance Committee.
                  Following an extensive career at General Foods Corporation, joined Hormel Foods Corporation in 1991 as Executive Vice President - Sales & Marketing. Advanced to President in 1992, Chief Operating Officer and Chief Executive Officer in 1993 and Chairman of the Board in 1995. Director of Hormel Foods Corporation and the Meredith Corporation. Also a director of The Hormel Foundation, American Meat Institute and Grocery Manufacturers Association as well as a Trustee of Hamilton College and member of Board of Overseers of the Carlson School of Management at the University of Minnesota.

--------------------------------------------------------------------------------

                  PHILIP L. SMITH, age 64.
    [PHOTO] Former Chairman of the Board, President and Chief Executive Officer of The Pillsbury Company. Director of Ecolab since 1989. Chairman of the Compensation Committee and member of the Governance Committee.
                  Joined General Foods Corporation in 1966. After holding various positions with General Foods, assumed the position of Chairman, President and Chief Executive Officer in 1987. In August 1988 became Chairman of the Board, President and Chief Executive Officer of The Pillsbury Company, a position held until the acquisition of Pillsbury by Diageo Plc (formerly:
                  Grand Metropolitan Public Limited Company) in January 1989. Director of Whirlpool Corporation and U.S. Trust Corporation.

--------------------------------------------------------------------------------

                  HUGO UYTERHOEVEN, age 66.
    [PHOTO] Timken Professor of Business Administration, Graduate School of Business Administration, Harvard University. Elected pursuant to an understanding between the Company and Henkel (see information found at page 5 hereof under the heading "Election of Directors"). Director of Ecolab since 1992. Member of the Audit Committee and Finance Committee.
                  Member of the Harvard Business School Faculty since 1960 where he has served as Chairman of the Advanced Management Program, Chairman of the General Management Area, and Senior Associate Dean. Director of Bombardier Inc., Harcourt General, Inc. and The Stanley Works.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  ALBRECHT WOESTE, age 62.
    [PHOTO] Owner of R. Woeste GmbH & Co. KG, Dusseldorf, Germany, a privately-held manufacturer of tube fittings made of steel, malleable iron and special castings. Member of the Henkel family which controls Henkel KGaA, Dusseldorf, Germany, a manufacturer of chemicals, household and personal care products and adhesives and Chairman of the Shareholders' Committee and the Supervisory Board of Henkel. Elected pursuant to an understanding between the Company and Henkel (see information found at page 5 hereof under the heading "Election of Directors"). Director of Ecolab since 1991. Member of the Audit Committee and Governance Committee.
                  Owner of R. Woeste GmbH & Co. KG, a family business enterprise, since 1963. Named to the position of Vice Chairman of the Shareholders' Committee of Henkel KGaA in 1965 and appointed Chairman in 1990. Chairman of the Supervisory Board of Henkel KGaA. Member of the Supervisory Board of Deutsche Bank AG and of ALLIANZ Lebensversicherungs - AG (Life Insur-ance). President Dusseldorf Chamber of Industry and Commerce.

--------------------------------------------------------------------------------

         MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE -- CLASS I
                            (FOR A TERM ENDING 1999)

--------------------------------------------------------------------------------

                  JAMES J. HOWARD, age 62.
    [PHOTO] Chairman of the Board, President and Chief Executive Officer of Northern States Power Company ("NSP"), an operating public utility primarily engaged in the generation, transmission and distribution of electricity and the distribution of natural gas to 1.8 million customers in the Upper Midwest. NSP, through non-regulated subsidiaries (NRG Energy, Inc., which operates and has interests in independent, non-regulated power and energy businesses worldwide; and Energy Masters International, Inc., which markets gas, electricity and energy-related services nationwide) also conducts operations nationally and internationally. Director of Ecolab since 1991. Chairman of the Governance Committee and member of the Compensation Committee.
                  After holding various positions with affiliates of the Bell Companies, in 1983 became President and Chief Operating Officer of Ameritech, the Chicago- based holding company for the Bell companies serving that region. Joined NSP as President and Chief Executive Officer in February 1987, and became Chairman of the Board in March 1988. Relinquished the position of President from July 1990 through November 1994. Director of Honeywell Inc., NSP, ReliaStar Financial Corp., the Federal Reserve Bank of Minneapolis and Walgreen Company.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  JERRY W. LEVIN, age 53.
    [PHOTO] Chairman of Revlon, Inc., a beauty care company and Chairman of The Coleman Company, Inc., an outdoor recreational products company. Executive Vice President of MacAndrews & Forbes. Director of Ecolab since 1992. Member of the Compensation Committee and Governance Committee.
                  Served in a number of senior executive positions with The Pillsbury Company from 1974 through 1989. In 1989, joined MacAndrews & Forbes which controls Revlon, Inc. and The Coleman Company, among other companies. Appointed President of Revlon in 1991, Chief Executive Officer in 1992 and Chairman in 1995. Relinquished the positions of President in 1995 and of Chief Executive Officer in January 1997. Named Chairman of The Coleman Company, Inc. in February 1997. Prior thereto, was Chairman of Coleman Holdings, the parent company of The Coleman Company, Inc. Director of Coleman Worldwide Corp., The Coleman Company, Inc., U.S. Bancorp, Meridian Sports Inc., The Cosmetic Center Inc., Revlon, Inc. and Revlon Worldwide Corp.

--------------------------------------------------------------------------------

                  REUBEN F. RICHARDS, age 68.
    [PHOTO] Retired Chairman of the Board of Terra Industries Inc., an agribusiness. Director of Ecolab since 1983. Chairman of the Finance Committee and member of the Audit Committee.
                  Chairman of the Board of Terra Industries Inc. from December 1982 to May 1, 1996. Served as Chief Executive Officer from December 1982 to May 1991 and as President from July 1983 to May 1991. Chairman of the Board of Engelhard Corporation from May 1985 to December 1994 and held positions as President and CEO and/or Chairman of the Board of Minorco (U.S.A.) Inc. from May 1990 to March 1996. Director of Potlatch Corporation, Santa Fe Energy Resources, Inc., Engelhard Corporation and Grupo Financiero Banorte.

--------------------------------------------------------------------------------

                  RICHARD L. SCHALL, age 68.
    [PHOTO] Consultant since 1985. Retired Vice Chairman of the Board and Chief Administrative Officer of Dayton Hudson Corporation, a national retailer. Director of Ecolab since 1978. Chairman of the Audit Committee and member of the Finance Committee. Joined Dayton Hudson in 1972 as Vice President and Controller. Retired in 1985 as Chief Administrative Officer and Vice Chairman of the Board, a position he had held since 1977. Director of Medtronic, Inc., Meritex and U.S. Bancorp.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  ROLAND SCHULZ, age 56.
    [PHOTO] Executive Vice President in charge of Human Resources and member of the Executive Board of Henkel KGaA, Dusseldorf, Germany, a manufacturer of chemicals, household and personal care products and adhesives. Director of Ecolab since August 1993. Appointed to the Board pursuant to an understanding between the Company and Henkel (see information found at page 5 hereof under the heading "Election of Directors"). Member of the Finance Committee.
                  Joined Henkel in 1972 and held various operational and marketing executive positions in the Henkel organization. Appointed Vice President of Henkel KGaA in charge of personnel in 1990. In 1991, named Executive Vice President and became a member of the Henkel KGaA Executive Board. Director of Gothaer Lebensversicherung AG, Goettingen (Life Insurance).

--------------------------------------------------------------------------------

         MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE -- CLASS II
                            (FOR A TERM ENDING 2000)

--------------------------------------------------------------------------------

                  LESLIE S. BILLER, age 50.
    [PHOTO] President and Chief Operating Officer of Norwest Corporation, a diversified financial services company. Director of Ecolab since 1997. Member of the Audit Committee and the Governance Committee.
                  After holding various positions with Citicorp and Bank of America, joined Norwest Corporation in 1987 as Executive Vice President in charge of strategic planning and acquisitions for Norwest Banking. Appointed Executive Vice President in charge of South Central Community Banking in 1990 and promoted to President and Chief Operating Officer in February 1997. Director of Norwest Corporation, VISA USA, Visa International, International Data Response Corporation, The Minnesota Mutual Life Insurance Company, the Minnesota Orchestra, and Jewish Vocational Services. Also Vice-Chairman of Twin Cities RISE! and a trustee of the University of Nevada, Reno Foundation.

--------------------------------------------------------------------------------

                  RUTH S. BLOCK, age 67.
    [PHOTO] Retired Executive Vice President and Chief Insurance Officer of The Equitable, an insurance and investment company. Director of Ecolab since 1985. Member of the Compensation Committee and Finance Committee.
                  Joined Equitable in 1952. Elected Executive Vice President in 1980; Chairman and Chief Executive Officer of EVLICO in 1980 and Chief Insurance Officer of Equitable in 1984; retired in 1987. Director of Alliance Capital Mutual Funds (38 Funds) and Amoco Corporation.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  ALLAN L. SCHUMAN, age 63.
    [PHOTO] President and Chief Executive Officer of Ecolab. Director of Ecolab since 1991. Member of the Governance Committee.
                  Joined Ecolab in 1957 and after promotions through all levels of sales and marketing positions in the Company's Institutional Division, became a Vice President, Institutional, Marketing and National Accounts in 1972. Promoted to Vice President and Director, Institutional Division in 1979 and to Senior Vice President of the Company in 1984. In 1985 was named Executive Vice President and in 1988, President, Ecolab Services Group. Promoted to President and Chief Operating Officer of the Company in August 1992. Named President and Chief Executive Officer in March 1995. Director of Soap and Detergent Association, International Foodservice Manufacturers Association, American Marketing Association Services Council, Hazelden Foundation and the Ordway Music Theatre. Trustee of the Culinary Institute of America and of the National Education Foundation of the National Restaurant Association.

--------------------------------------------------------------------------------

                  MICHAEL E. SHANNON, age 61.
    [PHOTO] Chairman of the Board, Chief Financial and Administrative Officer of Ecolab. Director of Ecolab since 1991. Member of the Finance Committee.
                  From 1975 to 1984 held various senior financial positions with Republic Steel Corporation, including from 1982 to 1984, Executive Vice President and Chief Financial Officer. In April 1984 joined Ecolab as Executive Vice President and Chief Financial Officer. From December 1984 to October 1990 held the additional position of Chief Administrative Officer and from June 1988 to October 1990 was also President of ChemLawn Services Corporation, a former subsidiary of the Company, and from October 1990 to May 1992 also served as President of the Residential Services Group of the Company. Assumed positions of Vice Chairman and Chief Administrative Officer in August 1992 and named Chairman of the Board effective January 1, 1996. Director of the Minnesota Mutual Life Insurance Company, Apogee Enterprises, Inc. and National Association of Manufacturers. Chairman of the Minnesota Orchestral Association.

--------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") of the Company's Board of Directors is responsible for the overall executive compensation program and each component. The Company's management and a compensation consultant provide competitive data and assistance to help the Committee carry out its responsibilities. The Board holds authority to ratify certain actions of the Committee.

The Committee reviews each executive compensation component annually to maintain alignment with the Company's goals and philosophy.

PHILOSOPHY: The Committee uses compensation to help communicate desired business results to executives, influencing them to make decisions to produce those results. The program must be competitive to attract, retain and motivate executives, and it must reinforce and complement sound management practices. In addition, the executives' interests must be effectively aligned with those of our shareholders and, to this end, the Committee has developed executive stock ownership guidelines to ensure that executives accumulate a significant ownership stake and are vested in maximizing long-term shareholder returns.

Each component of the executives' compensation is targeted at the median of a broad range of United States manufacturing and service companies, representing a broader index for comparison than the Standard and Poor's Chemicals (Specialty) Index represented in the performance graph on page 17. The Committee consults a number of general industry surveys which collect a significant portion of their data from the Standard & Poor's 500 Index or equivalent companies. The data is adjusted through regression analysis to reflect the Company's size relative to those companies included in the data. This size-adjusted data of the "comparator group" of companies is the information relied upon by the Committee to provide a generally accurate representation of the relevant competitive market.

The overall executive compensation program is designed to deliver median pay for median Company performance. To the extent the Company's performance exceeds the general industry median performance, total compensation will also exceed median levels. Conversely, total compensation will be less than the median if Company performance falls below the median performance level.

COMPONENTS: The Company's compensation program for executives includes four components, each of which plays a specific role in the overall total compensation approach, including:

       - Base Salary;
       - Management Incentive Plan or Management Performance Incentive Plan;
       - Long-Term Incentives; and
       - Benefits/Perquisites.

    Base Salary: The Company's philosophy is to set base salaries at the competitive market median, as represented by the comparator group. However, individual performance is also taken into account in determining any variations from the median. Surveys provide the data needed to determine the market median base salary opportunities of the comparator group. The Committee reviews the base salary of executive officers on an annual basis in light of the market data and the officer's individual performance to determine whether an increase in base pay is appropriate. In 1997, executive officers' base salary increases averaged 5.6 percent, excluding promotional increases.

    The Committee increased Mr. Schuman's base salary by 8.6 percent effective on January 1, 1997. This increase brought Mr. Schuman's base salary to a level generally equivalent to the competitive market median.

    Management Incentive Plan (MIP)/Management Performance Incentive Plan
    (MPIP): The MIP is a cash-based annual incentive plan that focuses executives' attention on achieving competitive annual business goals. The Committee, with input from management, sets specific performance goals at the beginning of each year and communicates them to the Company's executives. A mix of corporate and business unit goals is used to assure that executives have a reasonable measure of control over the factors affecting their awards. The Committee also establishes median awards, expressed as a percentage of base salary. The median award is established at a level which approximates median annual incentive targets expressed as a percentage of base salary of the comparator group. Achievement of median performance goals, as established by the Committee, will result in a median award, while achievement of performance levels below or above the median performance goal will result in minimum, premium or maximum awards.

    The MPIP is a shareholder approved plan which is essentially the same as the MIP. The MPIP was adopted in response to Section 162(m) of the Internal Revenue Code, which disallows deductions by public corporations of certain executive compensation in excess of $1,000,000 unless the plan meets certain requirements. For 1997, Messrs. Schuman and Shannon were the only participants in this plan.

    Mr. Schuman and Mr. Shannon, as well as other executives with corporate-wide responsibility, earn awards based solely on the achievement of Earnings Per Share (EPS) goals. The Committee establishes annual EPS levels that must be achieved to receive threshold, median and maximum awards. Economic projections and the compounded annual EPS growth over three-year periods for the Standard & Poor's 500 Index were the basis for the EPS goals in 1997.

    For executives with business-unit responsibilities, 75% of their MIP award is earned by meeting unit-specific operating income goals and 25% is dependent on corporate EPS performance. As long as operating income thresholds are met by the business unit, other financial or strategic factors can also affect the size of the awards. The weight of each performance measure varies among business units. In 1997, the average weighting of the performance measures for the majority of the business units was 43% operating income, 42% sales, and 8% cash flow. The remaining performance measures, which fluctuated more greatly among units, included measures such as management of working capital items.

    The Committee, in general, makes awards based strictly on level of achievement against pre-established goals. However, under the MIP, the Committee may, in its sole discretion, make awards at a level higher or lower than that determined by strict application of achievement against goals based upon such other business criteria as the Committee determines appropriate.

    The award under the MPIP for 1997 performance was $945,000 or 150% of base salary for Mr. Schuman. The award was based on the Company's 1997 EPS growth of approximately 18% over 1996 results, and was derived from the EPS performance levels and corresponding cash award levels established by the Committee at the beginning of the plan year using the methodology described above. The potential cash award for 1997, as established by the Committee, ranged from a threshold of 26% of base salary to a maximum of 150% of base salary. Under the MPIP, the Committee is allowed only downward discretion in determining the award, and no adjustment was made to the award.

    Special Recognition Award: At its February, 1998 meeting, the Committee, after receiving a completed performance report conducted by the Governance Committee on Mr. Schuman's accomplishments and performance in 1997, awarded Mr. Schuman a special recognition award of $55,000. This special award, together with the award earned under the MPIP, brought total cash awarded as annual bonus in respect of 1997 to $1,000,000.

    Long-Term Incentives: The Committee uses grants of stock options and restricted stock to deliver a competitive compensation package that motivates executives to make decisions that will increase the value of Company stock, thus providing an appropriate focus on the long-term growth of the Company. When executives deliver sustained superior returns to shareholders by outperforming the general industry, they increase their own compensation accordingly.

    Options are granted with exercise prices not less than the fair market value of the Company's shares on the date of grant, providing no value to the executive unless the Company's stock price increases after the grants are made. The options become exercisable cumulatively at the rate of 25, 50, 75 and 100 percent on each anniversary of the date of grant and become exercisable earlier upon a Change in Control of the Company as such term is defined in footnote 4 to the Summary Compensation Table found at page 15 of this Proxy Statement. The options have a term of ten years.

    Restricted stock vests in equal installments on the second and fourth anniversary of the grant. The Committee uses restricted stock as a component of long-term executive compensation for two reasons: (1) similar to options, restricted stock aligns executive pay with shareholder value over the long-term; and (2) restricted stock grants provide a retention incentive, decreasing the likelihood of costly, disruptive executive turnover.

    The Committee makes stock incentive grants at the median gain opportunity awarded to executives in similar positions in the comparator group. The grants consist primarily of stock options. As to executive officers, restricted stock represents between 22% to 48% of the total long-term incentive value granted. The mix of restricted shares is set at approximately 20% for Messrs. Schuman and Shannon, and increases to an average of 30% for the remaining executive officers named in this proxy statement. This mix between options and restricted shares has been in place for a number of years and has proven to be valuable in building alignment with shareholders, providing retention incentive, and increasing executive share ownership.

    On August 15, 1997, the Committee granted to Mr. Schuman options to purchase 120,000 shares with an exercise price of $21.890625 and a restricted stock grant in the amount of 12,000 shares. The Committee based Mr. Schuman's stock incentives upon the median gain opportunity of the comparator group.

    Benefits/Perquisites: Executive benefits and perquisites are primarily attraction and retention tools. They provide protection against the financial catastrophes that can result from illness, disability and death. They meet basic executive needs, allowing them to focus their attention on the Company's business goals. The Company surveys the practices of the comparator group and matches its benefits and perquisites to those provided by a majority of companies.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT: Section 162(m) of the Internal Revenue Code generally limits corporate deduction for compensation paid to executive officers named in the proxy statement to $1,000,000, unless certain requirements are met. The Committee's intent is to operate its compensation programs for the executive officers subject to the deduction limit so the corporate tax deduction is maximized on compensation paid. However, the Committee will do so only to the extent practicable, and consistent with the Company's overall compensation philosophy.

The Committee believes that compensation realized from the exercise of stock options granted under its Stock Incentive Plans (which Plans have been approved by the stockholders) will be exempt from the $1,000,000 cap imposed by Section 162(m).

CONCLUSION: The Committee believes that these executive compensation policies and programs serve the interests of shareholders and the Company effectively. The various pay vehicles utilized maintain an appropriate balance between motivating achievement of short-term goals and strategically leading the Company in a direction to provide long-term success. We will continue to monitor the effectiveness of the Company's total compensation program to ensure that it meets the needs of the Company.

           Ruth S. Block                Jerry W. Levin
           James J. Howard              Philip L. Smith
           Joel W. Johnson

                           SUMMARY COMPENSATION TABLE

The following table shows cash and non-cash compensation for each of the last three years ended December 31 for the Company's Chief Executive Officer and for the next four most highly-compensated executive officers who were serving in those capacities at December 31, 1997. No other individuals served in those capacities at any time during the year. All per share and number of share data reflect the Company's two-for-one stock split paid January 15, 1998 in the form of a 100% stock dividend to shareholders of record on December 26, 1997.

                                                                                  LONG TERM COMPENSATION
                                                ANNUAL COMPENSATION                       AWARDS
                                                                                 RESTRICTED    SECURITIES
                                                                 OTHER ANNUAL       STOCK      UNDERLYING       ALL OTHER
                                      SALARY(1)  BONUS(1,2)     COMPENSATION(3)  AWARD(S)(4)     OPTIONS     COMPENSATION(5)
 NAME AND PRINCIPAL POSITION    YEAR    ($)          ($)             ($)             ($)           (#)             ($)
 Allan L. Schuman,              1997  $630,000   $1,000,000(6)      $10,282       $262,688       120,000         $ 47,200
 President and Chief            1996  $566,667   $  680,000         $ 7,756       $212,625       150,000         $ 37,400
 Executive Officer              1995  $483,333   $  517,200(6)      $ 2,136       $597,653       415,600         $ 28,516
 Michael E. Shannon,            1997  $418,000   $  500,000(6)      $ 4,111       $131,344        54,000         $ 27,226
 Chairman of the Board,         1996  $400,000   $  399,600         $ 2,944       $208,250       160,000         $523,988
 Chief Financial and            1995  $380,000   $  310,000         $ 2,037       $108,873        78,760         $ 20,700
 Administrative Officer
 James L. McCarty,              1997  $308,000   $  230,000         $ 2,053       $ 87,563        30,000         $ 16,050
 Senior Vice President --       1996  $280,000   $  147,500         $ 2,561       $ 75,938        30,000         $ 12,825
 Institutional North America    1995  $250,000   $  165,000         $ 1,296       $ 79,448        38,500         $ 12,450
 Gerald K. Carlson,             1997  $287,000   $  229,600         $   541       $ 43,781        10,000         $ 15,448
 Senior Vice President --       1996  $280,000   $  173,700         $   363       $ 30,375        16,000         $ 13,611
 Corporate Planning and         1995  $273,300   $   96,800         $   147       $ 58,850        27,500         $ 11,103
 Development
 John P. Spooner,               1997  $343,833   $  115,400         -0-           $ 52,538        18,000         $ 13,727
 Senior Vice President --       1996  $333,667   $  136,400         -0-           $ 45,563        20,000         $ 14,102
 International                  1995  $322,350   $  146,700         -0-           $133,750        60,000         $ 14,072

(1) Includes amounts deferred under Section 401(k) of the Internal Revenue Code, pursuant to the Company's Savings Plan, amounts deferred under a non-qualified deferred compensation plan maintained by the Company for a select group of executives and salary reductions per Section 125 of the Internal Revenue Code.

(2) Represents annual cash awards under the Company's Management Incentive Plan ("MIP") and, if applicable, the Company's Management Performance Incentive Plan ("MPIP"). The MIP and MPIP are discussed at page 12 hereof in the "Report of the Compensation Committee on Executive Compensation."

(3) Represents payment by the Company of certain payroll taxes under the Company's non-contributory non-qualified supplemental defined benefit plans referred to in the text following the "Pension Plan Table" on page 18. In addition, the Company maintains executive death and supplemental long-term disability benefits for a select group of executives, which benefits are self-funded. With regard to disability benefits, no specific allocation of cost is made to any named executive officer prior to the occurrence of a disability. The cost of life insurance which the Company acquired to provide a source of funds to satisfy its death benefit obligation is below the reporting threshold for each named executive officer.

(4) Represents the cumulative dollar value of restricted stock awards during the calendar year based on the closing market price of the Company's Common Stock on the date of grant. The recipients receive dividends declared on, and have voting power over, the restricted shares. The value and number of the aggregate shares of restricted stock held by the named executive officers at December 31, 1997 were as follows: Mr. Schuman, $1,572,485 with 56,730 shares; Mr. Shannon, $778,065 with 28,070 shares; Mr. McCarty, $406,634 with 14,670 shares; Mr. Carlson, $232,838 with 8,400 shares; and Mr. Spooner, $426,869 with 15,400 shares.

   All shares granted during 1997, 1996 and 1995 vest on the second and fourth anniversary dates of the grant at the cumulative rate of 50% of each award, based on continued employment of the recipient. The number of shares awarded during 1997, 1996 and 1995, respectively, to the named executive officers were: Mr. Schuman, 12,000, 14,000 and 51,460; Mr. Shannon, 6,000, 14,000 and
    8,140; Mr. McCarty, 4,000, 5,000 and 5,940; Mr. Carlson, 2,000, 2,000 and
    4,400; and Mr. Spooner, 2,400, 3,000 and 10,000.

   Restrictions will lapse immediately on all restricted stock awards in the event of a change in control of the Company. A change in control occurs if:
    (i) a person or group acquires 25% or more of the Company's outstanding voting power. However, if the acquisition was approved by the Board of Directors, then a change in control occurs at 34% ownership. If the acquiring person, prior to becoming a 25% shareholder, has entered into (and is in compliance with) a shareholder agreement which imposes limits on the person's maximum shareholding, then a change in control occurs only upon acquisition of 50% of the Company's voting power; (ii) during the period of two consecutive years, individuals who, at the beginning of such a period, were members of the Board, cease for any reason to constitute at least a majority thereof (unless the election or the nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination were previously so approved); (iii) the stockholders approve a merger or consolidation of the Company in which voting securities of the surviving entity will represent less than 80% of the Company's voting securities prior to the transaction; or (iv) the stockholders of the Company approve a plan of complete liquidation or an agreement to sell all or substantially all of the Company's assets (hereinafter a "Change in Control of the Company").

(5) Amounts reported for 1997 represent: (i) the maximum matching contribution of $4,750 made by the Company to each of the named executive officers under the Company's defined contribution 401(k) Savings Plan available generally to all employees; and (ii) the matching contributions made or to be made by the Company on base salary and bonus earned in respect of 1997 which the executive elected to defer under a non-qualified deferred compensation plan maintained by the Company for a select group of executives, in the following amounts: Mr. Schuman, $42,450; Mr. Shannon, $22,476; Mr. McCarty, $11,300; Mr. Carlson, $10,698; and Mr. Spooner, $8,977.

(6) Includes, in addition to the annual cash award under the Company's incentive plans referenced in note (2) above, special recognition awards as follows: Mr. Schuman, $55,000 in 1997 and $50,000 in 1995; and Mr. Shannon, $8,800 in 1997.

                            OPTION GRANTS IN 1997(1)

                                                                                             POTENTIAL REALIZABLE VALUE
                                                                                                         AT
                                                                                               ASSUMED ANNUAL RATES OF
                                                                                                        STOCK
                                                                                               PRICE APPRECIATION FOR
                                     INDIVIDUAL GRANTS                                             OPTION TERM(2)
                                                        PERCENT
                                          NUMBER OF    OF TOTAL
                                          SECURITIES    OPTIONS
                                          UNDERLYING    GRANTED
                                           OPTIONS        TO       EXERCISE OR
                                          GRANTED(3)   EMPLOYEES   BASE PRICE    EXPIRATION  0%       5%         10%
                  NAME                       (#)        IN 1997      ($/SH)         DATE     ($)     ($)         ($)
 Allan L. Schuman                          120,000       11.8%      $     21.890625  08/15/07 -0- $1,654,931  $4,176,731
 Michael E. Shannon                         54,000        5.3%      $     21.890625  08/15/07 -0- $  744,719  $1,879,529
 James L. McCarty                           30,000        2.9%      $     21.890625  08/15/07 -0- $  413,733  $1,044,183
 Gerald K. Carlson                          10,000        1.0%      $     21.890625  08/15/07 -0- $  137,911  $  348,061
 John P. Spooner                            18,000        1.8%      $     21.890625  08/15/07 -0- $  248,240  $  626,510

(1) All per share and number of share data reflect the Company's two-for-one stock split paid January 15, 1998 in the form of a 100% stock dividend to shareholders of record on December 26, 1997.

(2) The dollar amounts under these columns are the results of calculations at the 0 percent, 5 percent and 10 percent compounded growth rates set or permitted by the SEC for the purposes of this table over a period equal to the term of the option. These rates and amounts are not intended to forecast possible future price appreciation of the Company's Common Stock. No gain to the optionees is possible without an increase in stock price.

(3) All options granted during 1997 become exercisable cumulatively at the rate of 25, 50, 75 and 100 percent on each anniversary of the date of grant and become exercisable earlier upon a Change in Control of the Company.

           AGGREGATED OPTION EXERCISES IN 1997 AND DECEMBER 31, 1997
                                OPTION VALUES(1)

                                                       NUMBER OF SECURITIES
                                                            UNDERLYING              VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                                                        DECEMBER 31, 1997           DECEMBER 31, 1997(2)
                        SHARES
                       ACQUIRED         VALUE
                      ON EXERCISE    REALIZED(3)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
        NAME              (#)            ($)            (#)           (#)           ($)            ($)
 Allan L. Schuman         -0-            -0-           632,700       465,300    $ 11,258,322   $  5,895,778
 Michael E. Shannon      140,000     $ 1,658,125       412,980       233,380    $  7,519,276   $  2,754,595
 James L. McCarty         15,200     $   269,488        44,348        79,352    $    664,584   $    859,641
 Gerald K. Carlson        -0-            -0-           264,248        43,252    $  5,195,425   $    531,107
 John P. Spooner          -0-            -0-            80,000        78,000    $  1,245,781   $    973,500

(1) All per share and number of share data reflect the Company's two-for-one stock split paid January 15, 1998 in the form of a 100% stock dividend to shareholders of record on December 26, 1997.

(2) Represents the difference between the fair market value of the Company's Common Stock as of December 31, 1997 and the exercise price of the option.

(3) Represents the difference between the fair market value of the Company's Common Stock on the exercise date and the exercise price of the option.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)

The graph below compares the cumulative total shareholder return on the Company's Common Stock for the five calendar years ended December 31, 1997, with the cumulative total return on the Standard & Poor's 500 Index and the Standard & Poor's Chemicals (Specialty) Index over the same periods (assuming the investment of $100 in the Company's Common Stock, the Standard & Poor's 500 Index and the Standard & Poor's Chemicals (Specialty) Index on January 1, 1993, and reinvestment of all dividends).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           Ecolab, Inc.    S&P 500 Index     S&P Chemicals (Specialty) Index
1992             $100.00           $100.00                             $100.00
1993             $124.76           $110.08                             $114.02
1994             $118.25           $111.53                              $99.54
1995             $173.27           $153.45                             $130.83
1996             $221.09           $188.68                             $134.19
1997             $330.44           $251.63                             $166.17

(1)  Total return calculations prepared by Standard & Poor's Compustat.

                               PENSION PLAN TABLE

  AVERAGE ANNUAL
  EARNINGS DURING
 THE HIGHEST FIVE
    CONTINUOUS                       COMBINED ANNUAL RETIREMENT INCOME FROM THE
 YEARS OF ELIGIBLE                           PLANS WITH YEARS OF SERVICE
      SERVICE        10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
    $  200,000       $  40,000  $  60,000  $  80,000  $ 100,000  $ 120,000  $ 120,000  $ 120,000
       300,000          60,000     90,000    120,000    150,000    180,000    180,000    180,000
       400,000          80,000    120,000    160,000    200,000    240,000    240,000    240,000
       500,000         100,000    150,000    200,000    250,000    300,000    300,000    300,000
       600,000         120,000    180,000    240,000    300,000    360,000    360,000    360,000
       700,000         140,000    210,000    280,000    350,000    420,000    420,000    420,000
       800,000         160,000    240,000    320,000    400,000    480,000    480,000    480,000
       900,000         180,000    270,000    360,000    450,000    540,000    540,000    540,000
     1,000,000         200,000    300,000    400,000    500,000    600,000    600,000    600,000
     1,100,000         220,000    330,000    440,000    550,000    660,000    660,000    660,000
     1,200,000         240,000    360,000    480,000    600,000    720,000    720,000    720,000

The preceding table shows the estimated annual benefits payable under the Company's non-contributory qualified defined benefit Pension Plan, the Company's non-contributory non-qualified defined benefit Mirror Pension Plan and the Company's Supplemental Executive Retirement Plan (based upon a 15-year period certain for the supplemental retirement benefit and a straight life annuity for both the qualified and non-qualified pension benefits) following retirement at age 65 for sample covered compensation amounts and lengths of plan participation, without regard to vesting and offsets, if any, for benefits under the Savings Plan or any predecessor plans and Social Security. At the end of 15 years, payment of amounts attributable solely to the Supplemental Executive Retirement Plan cease. The amounts shown in the preceding table which are attributable to the Supplemental Executive Retirement Plan would be reduced by $7,956, which is the amount attributable to 50 percent of the primary Social Security annual retirement benefit, based upon 1997 maximum levels for retirement in 1997 at age 65, and by annuitized amounts presumed to be paid from the Company's matching contribution made prior to July 1, 1994 under the Company's Savings Plan and a former profit-sharing plan of the Company.

The table does not show the additional "past service benefit" provided under the Supplemental Executive Retirement Plan to eligible executives who are unable to earn the maximum supplemental benefit by retirement at or after age 65 because the executive was hired by the Company after age 35. The past service benefit would add an additional benefit of 1 percent of the difference between covered compensation at retirement and earnings at the time of joining the Company ("first year earnings") for each year of service less than 30 years. Messrs. Shannon and Spooner are currently subject to these provisions and their first year earnings and estimated years of service creditable as past service are as follows: Mr. Shannon, $215,682 with 13.12 years; Mr. Spooner, $365,000 with
12.93 years.

Applicable approximate covered compensation and credited years of service as of December 31, 1997 for the combined pensions and supplemental executive retirement benefits for the individuals named in the Summary Compensation Table at page 14 hereof are as follows: Mr. Schuman, $838,094 with 40.2 years; Mr. Shannon, $657,303 with 13 years; Mr. McCarty, $331,997 with 34.9 years; Mr. Carlson, $373,490 with 31.5 years; and Mr. Spooner, $381,703 with 3 years.

Covered compensation is based on the executive officer's average annual earnings during the five continuous years of highest earnings. In general, there is no material variation between compensation used to determine covered compensation and the base salary and bonus compensation of executive officers as reported in the Summary Compensation Table at page 14 hereof.

DIRECTOR REMUNERATION

Members of the Board of Directors who are not employees of the Company are paid an annual retainer of $22,000 and a fee of $1,000 for each Board or committee meeting they attend. Committee chairs each receive an additional fee of $4,500 per annum. One-half of the annual retainer amount is paid in the form of stock units (which are described on page 2).

In addition, non-employee directors receive 600 stock units per annum. One current director is grandfathered in a former cash-based retirement plan and will be eligible to receive, upon leaving the Board, an annual fee equal to his final retainer for a period equal to his period of Board service up to a maximum of 15 years. That director does not receive the 600 stock units which are granted annually. In addition, that director continues to participate in a term insurance package which provides $75,000 group term life insurance and $75,000 accidental death and dismemberment coverage.

Under a deferred compensation plan, non-employee directors may elect to defer some, or all, of the cash portion of their director's fees until cessation of Board service. Amounts deferred are not subject to federal income tax until received by the participant and are co-mingled with the Company's general operating funds. Deferred amounts either earn interest at market rates or are invested in the stock unit account at the election of the director. Upon cessation of Board service, deferred amounts are paid in a lump sum or in equal installments to a maximum of ten years as elected by the director.

Each non-employee director participates in the Company's 1995 Non-Employee Director Stock Option Plan. Under that Plan, each such director elected at an annual meeting of stockholders to a full three-year term receives a non-statutory option to purchase 12,000 shares of Common Stock at the fair market value of the Common Stock on such date. The option becomes exercisable, on a cumulative basis, as to 4,000 shares on each of the next three subsequent annual meetings of stockholders. A director elected or appointed to less than a full three-year term receives a pro rated grant. In the event a director ceases to serve due to death or disability, all shares subject to the option become immediately exercisable.

An option may be exercised for a period of ten years from grant. However, in the event the director ceases to be a director due to death or disability, or for any other reason, the exercise period is shortened to the lesser of five years from such date or the expiration of the original term.

                              CERTAIN TRANSACTIONS

The Company and Henkel KGaA ("Henkel") each have a 50% economic interest in a joint venture engaged in industrial and institutional cleaning and sanitizing businesses throughout Europe ("Joint Venture"). Neither partner may transfer its interest in the Joint Venture without the other's consent. Henkel, by virtue of a tie-breaking vote on certain operational matters, may control the day-to-day operations of the Joint Venture. Strategic decisions concerning the Joint Venture require the agreement of the Company and Henkel. The Company and Henkel are equally represented on the governing board for the Joint Venture, which includes Messrs. Schuman, Shannon and Schulz. The Company includes the operations of the Joint Venture in its financial statements using the equity method of accounting.

While the Joint Venture has its own manufacturing, training and research and development facilities, it also has access to the basic technology of both the Company and Henkel for which it pays each company an equal royalty based on net sales. The Joint Venture operates on a stand alone basis but obtains certain administrative support from Henkel and its affiliates and acquires certain products from the Company and Henkel as well as from third parties. All such royalties and prices for administrative services and products are based on arm's length negotiations. Mr. Schulz is an Executive Vice President of Henkel and Mr. Woeste is Chairman of the Shareholder's Committee and the Supervisory Board of Henkel.

As part of the 1991 transaction with Henkel in which the Joint Venture was formed, the Company, as described under the heading "Company Transactions" at page 21, acquired Henkel businesses in 19 countries outside of Europe. The Company also acquired options, exercisable through July 11, 2001, to acquire Henkel's interest in cleaning and sanitizing businesses in certain other countries at formula prices, in general, based on earnings of the businesses. An option to acquire such businesses remains for Korea.

                             STOCKHOLDER AGREEMENT

As of March 17, 1998, Henkel KGaA and its affiliates owned approximately 31.24 million shares of the Company's Common Stock as set forth in the table of Security Ownership of Certain Beneficial Owners located on page 2 hereof.

Henkel's equity ownership in the Company is subject to an agreement ("Stockholder's Agreement") containing certain restrictions pertaining to, among other things, maximum shareholding, transfer and voting rights. Generally, the Stockholder's Agreement terminates on June 26, 2009. During the year second preceding such date, Henkel and the Company will commence negotiations for an extension of the term. If an agreement to extend such term is not reached, Henkel would have the right, and in certain circumstances the obligation, to purchase the Company's interest in the Henkel-Ecolab Joint Venture operated by the Company and Henkel in Europe. The Joint Venture conducts industrial and institutional cleaning and sanitizing business in Europe. The purchase price shall be paid by Henkel in the Company's Common Stock owned by it, with any excess price payable in cash. If the value of Henkel's Common Stock ownership exceeds the purchase price, then the Company may acquire such remaining Common Stock at market value. After any such purchase, the Stockholder's Agreement would remain in effect for an additional two years. In addition, the Stockholder's Agreement provides that if the Joint Venture is terminated or Henkel owns less than one percent of the Company's Common Stock, the Stockholder's Agreement will terminate two years after the later of such events.

Pursuant to the Stockholder's Agreement, Henkel is precluded from acquiring more than 26% of the Company's outstanding Common Stock prior to July 11, 2000 and 30% thereafter through the period of the Stockholder's Agreement, or from acting, alone or in concert with others, to control or influence the Company. Henkel may sell its shares of the Company's Common Stock under certain conditions specified in the Stockholder's Agreement subject to the Company's right of first refusal. In addition, Henkel has agreed to vote its shares, in the case of election of directors of the Company or certain stockholder proposals, in accordance with the recommendation or directions of the Board. In all other cases, except with respect to certain "strategic transactions," Henkel may vote, at its option, either in accordance with the recommendation of the Board or pro rata in the same manner and proportion that votes of the stockholders of the Company (other than Henkel and officers or directors of the Company) have been cast. Any vote with respect to "strategic transactions" (among other things, an increase in the authorized shares or an amendment to the Certificate of Incorporation, as well as a disposition, recapitalization or dissolution of the Company or other transactions which could have a material effect upon Henkel's investment in the Common Stock) may be cast at Henkel's sole discretion. Henkel also is entitled to designate nominees for election to the Company's Board of Directors proportionate to the percentage of its holding of voting securities in the Company (rounded to the nearest whole number). Currently, Henkel has designated for election three of the Company's 13 directors. Those directors are: Roland Schulz, Albrecht Woeste and Hugo Uyterhoeven. Further information concerning Henkel directorships is found at page 5 hereof under the heading "Election of Directors."

                              COMPANY TRANSACTIONS

During 1997, the Company sold products and services in the amount of approximately $533,000 to Henkel or its affiliates, and purchased products and services in the amount of approximately $2,043,000 from Henkel or its affiliates. The sales were made at prices comparable to prices charged to other customers and the Company believes that the amounts paid for products and services purchased were comparable with prices charged by other suppliers for similar products.

In 1991, as part of the transaction with Henkel in which the Joint Venture was formed, the Company acquired Henkel's industrial and institutional cleaning and sanitizing businesses in 19 countries outside of Europe. The Company received the right, in return for the annual payment of 2.5 million Deutsche marks (approximately $1,400,000), to have access to certain technology of Henkel which is relevant to most of the Company's businesses. The payment obligation has been extended to continue until 1999 and was determined through arm's length negotiation. In addition, pursuant to options granted to the Company by Henkel as part of the 1991 transaction, and described under the heading "Certain Transactions" on page 20 hereof, the Company has acquired additional non-European businesses from Henkel, including in some cases from joint ventures controlled by Henkel. During calendar 1997, the Company acquired Henkel's cleaning and sanitizing businesses in China, Morocco, Kenya, Tanzania and Japan for purchase prices aggregating approximately $16 million. The businesses acquired from Henkel obtain certain administrative services and products from Henkel. These arrangements were determined through arm's length negotiations as part of the overall 1991 transaction with Henkel or as a part of the arrangements under which they were purchased pursuant to the options described above. During 1997, the non-European businesses paid Henkel or its affiliates approximately $1,097,000 for administrative services and approximately $3,680,000 for products under supply arrangements.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Upon the recommendation of its Audit Committee, the Board of Directors has appointed Coopers & Lybrand L.L.P. as independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 1998, and to perform other appropriate audit, accounting and consulting services. Coopers & Lybrand L.L.P. has served as independent accountants for the Company since 1970. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Under the laws of the State of Delaware, stockholder ratification of the appointment of independent accountants is not required. However, the Company deems it advisable to submit the appointment of Coopers & Lybrand L.L.P. for stockholder consideration and ratification.

The Board of Directors recommends a vote FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants for the Company. The affirmative vote of the majority of the total votes cast by holders of shares present in person or represented by Proxy at the Annual Meeting and entitled to vote shall constitute ratification. In accordance with the By-Laws of the Company, abstentions will not be counted as votes cast for purposes of calculating votes for or against ratification of the appointment of Coopers & Lybrand L.L.P. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the appointment. If the appointment is not ratified, the Board of Directors will reconsider the matter.

                                 OTHER MATTERS

FUTURE STOCKHOLDER PROPOSALS -- ANNUAL MEETING

Any stockholder proposal to be considered by the Company for inclusion in the Proxy Statement and form of proxy for the Annual Meeting of Stockholders in respect of the year ending December 31, 1998, expected to be held on May 14, 1999, must be received by the Secretary of the Company at the Company's principal executive offices located at the address found at the top of page 1, no later than November 27, 1998.

Stockholder proposals not included in a proxy statement for an annual meeting must comply with advance notice procedures set forth in the By-Laws of the Company (which procedures include both timing and informational content requirements) in order to be properly brought before that Annual Meeting of Stockholders. In addition, notice of proposed stockholder nominations for the election of directors at an annual meeting must be given in accordance with similar notice procedures set forth in the By-Laws of the Company. In general the advance notice procedures require that written notice of a stockholder proposal or a director nomination be delivered to the Secretary of the Company not less than 90 days nor more than 135 days prior to the anniversary date of the preceding Annual Meeting of Stockholders which was held on May 9, 1997.

If the presiding officer of the Annual Meeting of Stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the By-Law provisions such business shall not be transacted or such defective nomination shall not be accepted. A copy of the By-Law provisions governing these procedures may be obtained by writing to the Secretary of the Company at the Company's principal executive offices at the address found at the top of page 1.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors and management do not intend to present, and have no knowledge that other persons will present, any matters at the meeting in addition to those described herein. Should any other matters properly come before the meeting which call for a vote of the stockholders, the persons named in the accompanying proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

                                            By Order of the Board of Directors
                                            KENNETH A. IVERSON,
                                            Vice President and Secretary

March 30, 1998

                                 [MAP]

                                   P R O X Y
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                   ECOLAB INC.

                          ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 8, 1998

The undersigned hereby appoints Allan L. Schuman and Kenneth A. Iverson, or either of them, with full power of substitution to each as proxies to represent the undersigned at the Annual Meeting of Stockholders of Ecolab Inc., to be held in the Ecolab Theater of The Culinary Institute of America at Greystone, 2555 Main Street, St. Helena, California on Friday, May 8, 1998 at 10:00 a.m. and at any adjournment(s) thereof, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting as directed below with respect to the proposals as set forth in the Proxy Statement, and in their discretion, upon any other matters that may properly come before the meeting.

Nominees for election to Board of Directors:
1. Joel Johnson    2. Philip Smith    3. Hugo Uyterhoeven    4. Albrecht Woeste

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The tabulator cannot vote your shares unless you sign and return this card.

                                       SEE REVERSE SIDE

/X/ Please mark your votes as in this example.

Unless you indicate otherwise, this proxy will be voted in accordance with the Board of Directors' recommendations.
- --------------------------------------------------------------------------
Directors recommend a vote FOR all Nominees and FOR Proposal 2.
----------------------------------------------------------------------------
                                     FOR            WITHHELD
1. Election of 4 Directors.          / /              / /
    (see reverse)

For all except the following nominee(s):

----------------------------------------------------
--------------------------------------------------------------------------
                                     FOR          AGAINST             ABSTAIN
2. Ratify appointment of             / /            / /                 / /
   independent accountants.

Please sign name(s) exactly as printed hereon. Joint owners should each sign. In signing as attorney, administrator, executor, guardian or trustee, please give full title as such.


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SIGNATURE(S)                                         DATE

                                                     ECOLAB

                 New Telephone Voting Service / 1-800-OK2-VOTE

As an alternative to returning your proxy by mail, Ecolab shareholders may now vote by telephone 24 hours a day. To access the telephone voting system, you must use a touch-tone telephone and follow the instructions below:

- Shareholders calling from the United States, Canada, Puerto Rico, and the U.S. Virgin Islands may dial toll-free 1-800-652-8683
     (1-800-OK2-VOTE). Shareholders calling from other locations may dial 201-324-0377; these shareholders must bear the normal cost of international telephone access charges to use the telephone voting service.

- When prompted for your "Voter Control Number," enter the series of numbers printed in the box above using your touch-tone telephone.

Telephone voting authorizes the named proxies to represent you at the meeting in the same manner as if you completed, signed, dated and mailed your proxy card.